EXHIBIT 10.6

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) by and between Autocam Corporation, a Michigan corporation (“Autocam”) and Autocam Medical Devices, LLC, a Michigan limited liability company (“Medical”) is effective as of the Closing (as such term is defined in the Merger Agreement (as defined below)). Autocam and Medical are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, prior to the execution of this Agreement, Autocam and Medical were Affiliates of each other and Autocam has provided certain sales and marketing, information technology, accounting, finance, corporate management, human resources and other related support services to Medical (the “Services”);

WHEREAS, Autocam has entered into an Agreement and Plan of Merger dated July 18, 2014 (the “Merger Agreement”), pursuant to which, among other things, a subsidiary of NN, Inc. will merge with and into Autocam and Autocam will become a wholly-owned subsidiary of NN, Inc. and will no longer be an Affiliate of Medical;

WHEREAS, the Parties have agreed to enter into this Agreement for Autocam to, during the Transition Period (as hereinafter defined), continue to provide the Services to Medical, subject to the terms and conditions set forth herein;

WHEREAS, this Agreement is being entered into pursuant to the terms of the Merger Agreement, and the execution of this Agreement by the Parties is a condition precedent to the Closing of the transactions contemplated by the Merger Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TRANSITION SERVICES

1.1 Transition Services. Subject to the terms and conditions set forth in this Agreement, during the Transition Period (as defined in Section 1.2 below) and for any month for which Medical exercises its option to extend, Autocam shall continue to provide each of the Services that it has provided to Medical prior to the Closing Date in each case consistent with past practice (the “Transition Services”). Autocam shall provide the Transition Services with at least the same degree of care, skill, prudence, quality, level and efficiency as was provided by Autocam to Medical for the Services immediately prior to the Closing consistent with past practice. Autocam shall not retain any third-party service providers to provide the Transition Services without the prior written consent of Medical. The Parties agree to reasonably cooperate with each other in all matters relating to the provision and receipt of the Transition Services. Medical shall provide to Autocam, in a timely manner, all information, access to facilities, personnel, assets and other assistance reasonably requested by Autocam to provide the Transition Services. The Transition Services shall be provided in compliance with applicable Laws.

1.2 Term and Termination of Transition Services. Subject to earlier termination as provided in Article V hereto or as otherwise extended pursuant to this Section 1.2, the term of this Agreement shall commence as of the Closing and shall terminate upon the date which is twelve (12) months after the Closing Date (the “Transition Period”). Notwithstanding anything contained herein to the contrary, Medical shall have the option, upon prior written notice to Autocam, to extend this Agreement with respect to the Transition Services for an additional number of months (not to exceed twelve (12) additional months after the end of the Transition Period) as requested by Medical at the rate of the Transition Service Fee (as defined below).

ARTICLE II

PAYMENT FOR TRANSITION SERVICES

2.1 Subject to Section 1.2 and Article V, Medical shall pay Autocam a fee of $62,500.00 per month for the Transition Services, payable in arrears within thirty (30) days after the end of each month (the “Transition Service Fee”, as may be reduced pursuant to Section 5.3) during the Transition Period and for any month for which Medical exercises its option to extend. For the avoidance of doubt, the Transition Service Fee shall compensate Autocam for paying all salary, benefits, income tax, social security taxes, unemployment compensation, workers’ compensation and other employment-related expenses incurred with respect to employees or contractors of Autocam used to provide the Transition Services.

ARTICLE III

CONFIDENTIALITY

3.1 Each Party has and will have access to certain oral and written information concerning the other Party and its business, products, services and records (“Confidential Information”); provided, that, “Confidential Information” will not include such information that can be shown to have been (a) in the public domain through no fault of such Party or its Affiliates or (b) later lawfully acquired by such Party from sources other than those related to it being a party to this Agreement or providing or receiving the Transition Services. Each Party agrees, both during the term of this Agreement and thereafter, to hold the other Party’s Confidential Information in confidence and to exercise diligence in protecting and safeguarding such information, unless compelled to disclose such Confidential Information by Law. Without limiting the generality of the foregoing, neither Party will use any of the Confidential Information for any purpose other than carrying out its obligations under this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that nothing in this Agreement shall limit John C. Kennedy’s ability to use any Confidential Information in accordance with Section 6 of the Noncompetition and Nondisclosure Agreement, dated as of July 18, 2014, by and between John C. Kennedy and NN, Inc.

3.2 Autocam shall, and shall cause its Representatives to, protect the Confidential Information of Medical by using the same degree of care to prevent the unauthorized disclosure of such as Autocam uses to protect its own confidential information of a like nature, and shall be liable for any breach by any of its Representatives of this Section 3.2.

3.3 Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Transition Services hereunder.

ARTICLE IV

OWNERSHIP

4.1 All work product that is created or developed by Autocam or its Affiliates during the course of or as part of the Transition Services and all Intellectual Property rights therein that primarily relate to the Transition Services provided hereunder (the “Works”) shall be owned by and shall be the exclusive property of Medical. Autocam acknowledges and agrees that, to the fullest extent allowed by Law, all of the Works are “works made for hire,” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101), for Medical. Autocam shall retain ownership of all other work product.

4.2 To the extent that any such Works do not qualify for any reason as works made for hire, Autocam hereby irrevocably assigns to Medical any and all of its right, title and interest in and to the Works.

4.3 Medical hereby grants Autocam a limited nontransferable, revocable license, without the right to sublicense, to use the Intellectual Property owned by Medical solely to the extent necessary for Autocam to perform its obligations hereunder during the Term. All right, title and interest in and to the Intellectual Property owned by Medical not expressly granted herein are reserved by Medical.

4.4 Autocam hereby grants to Medical a royalty-free, non-exclusive, irrevocable, perpetual and sublicensable right and license worldwide to use all information developed or used during the course of or as part of the Transition Services provided hereunder.

ARTICLE V

TERMINATION

5.1 Termination upon Material Breach. In the event of any material breach of any provision of this Agreement, the non-defaulting Party shall give the defaulting Party written notice, and such defaulting Party shall have fifteen (15) calendar days after receiving such notice to cure the breach to the satisfaction of the non-defaulting Party within. If such defaulting Party does not cure such breach within such time frame, the other Party may, in addition to its other rights and remedies hereunder, elect to terminate this Agreement by giving written notice of such election to the defaulting Party.

5.2 Bankruptcy Termination. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if the other Party: (a) makes an assignment for the benefit of creditors; (b) has an order for relief under Titles 7 or 11 of the United States Bankruptcy Code entered against it; (c) has a trustee or receiver appointed by any court for all or substantially all of its assets; (d) files a voluntary petition in bankruptcy; (e) consents to an involuntary petition in bankruptcy; or (f) fails to vacate an involuntary petition in bankruptcy within sixty (60) days from the date of entry thereof.

5.3 General Termination. Medical shall have the right, for any reason or for no reason, upon prior written notice to Autocam, to direct that any or all of the Transition Services be terminated effective on a date established by Medical that is prior to the end of the Transition Period (the “Termination Right”). The exercise of the Termination Right shall not (a) relieve Autocam of its obligations to provide, nor cause the termination of, the remaining Transition Services in accordance with the terms of this Agreement or (b) cause a termination of this Agreement or relieve Medical of its obligation to pay the full amount of the Transition Service Fee, subject to the following sentence, during the Transition Period and for any month for which Medical exercises its option to extend. In the event that a proposed termination of a Transition Service will, as reasonably agreed by Autocam, result in a corresponding reduction in Autocam’s expenses, the Transition Service Fee shall be reduced by an amount to be agreed between the Parties.

5.4 Payment for Transition Services Before Termination. In the event of a termination of this Agreement, Autocam shall be entitled to receive payment, within thirty (30) days after the effective date of such termination, of all accrued and unpaid Transition Service Fees through the date of termination, prorated for partial months.

5.5 Survival. The provisions of Article III and Article VI of this Agreement shall survive any termination of this Agreement. Termination of this Agreement shall not relieve either Party of any liability to the other Party for any breach or nonfulfillment of any covenant or agreement contained in this Agreement occurring prior to such termination.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party and its successors, officers, directors, agents, and employees from and against any and all damages, liabilities, losses, claims, actions and expenses arising from the first Party’s (a) fraud, gross negligence or willful misconduct or (b) action or inaction which causes material breach of this Agreement.

6.2 Third-Party Claims. If any Party receives notice of the assertion of any third-party claim with respect to which a Party is or may be obligated under this Agreement to provide indemnification, such Party shall give the other Party notice thereof promptly after becoming aware of such third-party claim; provided, however, that the failure to give notice as provided in this Section 6.2 shall not relieve any Party of its obligations under this Section 6.2, except to the extent that such Party is actually prejudiced by such failure to give notice. Such notice shall describe such third-party claim in reasonable detail.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Autocam. Autocam represents and warrants to Medical as follows:

(a) Autocam is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by Autocam and no additional proceedings on the part of Autocam are necessary to authorize the consummation of this Agreement or the transactions contemplated hereby.

(c) Assuming this Agreement constitutes a valid and binding agreement of Medical, this Agreement constitutes a valid and binding agreement of Autocam, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The execution, delivery and performance by Autocam of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with the organizational documents of Autocam, (ii) violate, conflict with or result in a default under, or constitute an event that, whether after the giving of notice or lapse of time or both, would result in a violation, conflict or default under, any applicable Law or (iii) violate or contravene any Order to which Autocam is a party or by which it is bound.

7.2 Representations and Warranties of Medical. Medical represents and warrants to Autocam as follows:

(a) Medical is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Michigan and has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by Medical and no additional proceedings on the part of Medical are necessary to authorize the consummation of this Agreement or the transactions contemplated hereby.

(c) Assuming this Agreement constitutes a valid and binding agreement of Autocam, this Agreement constitutes a valid and binding agreement of Medical, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) The execution, delivery and performance by Medical of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with the organizational documents of Medical, (ii) violate, conflict with or result in a default under, or constitute an event that, whether after the giving of notice or lapse of time or both, would result in a violation, conflict or default under, any applicable Law or (iii) violate or contravene any Order to which Medical is a party or by which it is bound.

ARTICLE VIII

COVENANTS

8.1 Third-Party Consents. Autocam agrees that it will identify and obtain, at Autocam’s cost and expense, all third-party licenses or consents required to perform the Transition Services as provided for hereunder.

8.2 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all Laws that may be applicable to the performance of this Agreement.

8.3 Additional Covenants. Each Party shall:

(a) not use, or attempt to access or interfere with, any communications systems, information technology systems or data used by the other Party, unless expressly authorized to do so under this Agreement;

(b) reasonably co-operate in any security arrangements which the other Party reasonably deems necessary to prevent or redress unauthorized access to systems and data; and

(c) reasonably cooperate with the other Party in the event of a security breach, to determine the timing and manner of (i) notification to affected customers, employees and/or agents, as applicable, and (ii) disclosures to Governmental Authorities, if appropriate.

8.4 Book and Records. Autocam agrees to maintain accurate records arising from or related to any Transition Services provided hereunder, including, without limitation, documentation produced in connection with the rendering of any Transition Service.

ARTICLE IX

OTHER PROVISIONS

9.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by a nationally recognized overnight-delivery service, or sent by certified or registered mail, postage prepaid, return receipt requested. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) or, if mailed, on the date of actual receipt thereof or if sent by overnight delivery, on the next business day after deposit, as follows:

(a) if to Medical:

Autocam Medical Devices, LLC

4162 East Paris Ave. SE

Kentwood, MI 49512

Attention: John C. Kennedy

Facsimile: (616) 698-6876

Email: jkennedy@autocam-medical.com

and a copy to (which shall not constitute notice):

Law Weathers, PC

333 Bridge Street, Suite 800

Grand Rapids, MI 49504

Attention: Anthony Barnes, Esq.

Facsimile: (616) 913-1222

Email: tbarnes@lawweathers.com

(b) if to Autocam:

Autocam Corporation

4180 40th Street SE

Kentwood, MI 49512

Attention: Warren A. Veltman

Facsimile: (616) 698-6876

Email: wveltman@autocam.com

9.2 Contact List. Each Party shall designate an individual (the “Contract Representative”) who shall be responsible for representing such Party in business dealings with the other Party regarding the Agreement in general and each category of Transition Services, and who shall be listed on Exhibit A. Each Party agrees to notify the other Party in writing (pursuant to the notice procedures set forth in Section 9.1 above) within two (2) weeks of a change of any of such Party’s Contract Representative(s) and the Parties agree to amend and restate Exhibit A accordingly.

9.3 Internal Dispute Resolution. The Parties agree that, in the event of a dispute regarding this Agreement, they will work together in good faith to resolve the matter internally, including, but not limited to, escalating the dispute to the Contract Representatives set forth on Exhibit A, and, if the Contract Representatives are unable to resolve such matters within thirty (30) days thereafter, to the respective chief executive officers of each Party.

9.4 Relationship of Parties. Except as specifically provided herein, no Party shall, with respect to the subject matter of this Agreement (a) act or represent or hold itself out as having authority to act as an agent or partner of the other Party; or (b) in any way bind or commit the other Party to any obligations or agreement. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement, including for the supervision of its own employees. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

9.5 Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions and agreements, written or oral, with respect hereto.

9.6 Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by both Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any Party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction). ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF MICHIGAN IN EACH CASE LOCATED IN THE COUNTY OF KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns, as the case may be; provided, however, that neither Party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other Party.

9.9 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.11 Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AUTOCAM CORPORATION

By:	/s/ Warren A. Veltman
Name:	Warren A. Veltman
Title:	CFO

AUTOCAM MEDICAL DEVICES, LLC

By:	/s/ John C. Kennedy
Name:	John C. Kennedy
Title:	President

[Signature Page to Transition Services Agreement]

EXHIBIT A

REPRESENTATIVES

Medical Contract Representative
John C. Kennedy

Autocam Contract Representative
Warren A. Veltman